EX-99.4a
                                         JACKSON NATIONAL LIFE
                                             INSURANCE COMPANY
                                               A STOCK COMPANY [Graphic omitted]
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Thank you for choosing Jackson National Life Insurance Company, hereinafter also referred to as "the Company". If You have any questions, please contact the
                             Company at the Service
      Center address and telephone number shown on the Contract Data Page.


 THIS ANNUITY CONTRACT IS ISSUED BY THE COMPANY AND IS AN AGREEMENT BETWEEN THE
                       OWNER ("YOU") AND JACKSON NATIONAL
                             LIFE INSURANCE COMPANY.
                          READ YOUR CONTRACT CAREFULLY.


       AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT INVESTMENT DIVISIONS ARE
                  NOT FIXED AND MAY INCREASE OR DECREASE BASED
         UPON THE INVESTMENT EXPERIENCE OF THE UNDERLYING MUTUAL FUNDS.


     THE FIXED ACCOUNT OPTIONS ARE SUBJECT TO AN EXCESS INTEREST ADJUSTMENT
         WHICH MAY INCREASE OR DECREASE AMOUNTS PAYABLE, TRANSFERRED OR WITHDRAWN, BUT THE FIXED ACCOUNT CONTRACT VALUE WILL NEVER DECREASE TO LESS THAN
                  THE SUM OF THE FIXED ACCOUNT MINIMUM VALUES.


                       NOTICE OF RIGHT TO EXAMINE CONTRACT


You may return this Contract to the selling Producer or The company within [10] days ([20] DAYS IF IT WAS PURCHASED AS A REPLACEMENT CONTRACT) after You receive it. The Company will refund the CONTRACT VALUE, without deduction for any sales charges, FOR THE BUSINESS DAY ON WHICH THE CONTRACT IS received AT ITS SERVICE CENTER. Upon such refund, the Contract shall be void.

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INDIVIDUAL DEFERRED VARIABLE AND FIXED    This Contract is signed by the Company
ANNUITY CONTRACT (FLEXIBLE PREMIUM)
DEATH BENEFIT AVAILABLE.                  /s/ Clark P. Manning
INCOME OPTIONS AVAILABLE.
NONPARTICIPATING.                         President and Chief Executive


                                          /s/ Thomas J. Meyer

                                          Secretary
VA260

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                                TABLE OF CONTENTS
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                          Provision                                                 Page Number
                          ---------                                                 -----------

         CONTRACT DATA PAGE                                                               [3a

         DEFINITIONS                                                                        4

         GENERAL PROVISIONS                                                                 8

         ACCUMULATION PROVISIONS                                                           12

         WITHDRAWAL PROVISIONS                                                             14

         DEATH BENEFIT PROVISIONS                                                          20

         INCOME PROVISIONS                                                                 23

         TABLE OF INCOME OPTIONS                                                          27]



VA260                                            2

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                               CONTRACT DATA PAGE
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Contract Number:                               [1234567890]

Owner:                                         [John Doe]

Joint Owner:                                   [Jane Doe]

Annuitant:                                     [John Doe]

Joint Annuitant:                               [Jane Doe]

Initial Premium:

Issue Date:

Issue State:                                   [Michigan]

Income Date:

Beneficiary(ies):                              [Brian Doe]



VA260                                  3a

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                           CONTRACT DATA PAGE (CONT'D)
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OPTIONAL BENEFITS ELECTED
AND ASSOCIATED CHARGES:















MORTALITY AND EXPENSE                 On an annual basis, this charge equals [1.50%] of the daily
CHARGE:                               net asset value of the Investment Divisions during the first 6
                                      Contract Years. Starting in the 7th Contract Year, this
                                      charge, on an annual basis, will equal [1.30%] of the daily net asset value of the Investment Divisions.

ADMINISTRATION CHARGE:                On an annual basis,  this charge equals  [0.15%] of the daily net asset value of the Investment Divisions.

TOTAL ASSET BASED CHARGES:            ON AN  ANNUAL  BASIS,  THE  TOTAL  OF ALL  ASSET  BASED  CHARGES  IS EQUAL TO
                                      [X.XX%]  [DURING   CONTRACT  YEARS  1-[X],   [X.XX%]  DURING  CONTRACT  YEARS
                                      [X]-[X],  AND  [X.XX%]  AFTERWARD]  OF  THE  DAILY  NET  ASSET  VALUE  OF THE
                                      INVESTMENT DIVISIONS.

                                      Asset  based  charges are  deducted  daily as part of the  Accumulation  Unit
                                      Value  calculation.  Total asset based  charges  include  the  Mortality  and
                                      Expense   Charge   (including   a   distribution    risk   component),    the
                                      Administration Charge and asset based charges for optional benefits.


VA260                                                    3b

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                                            CONTRACT DATA PAGE (CONT'D)
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ANNUAL CONTRACT                      An  annual  charge  of no more  than  [$35.00]  will be  deducted  Maintenance
CHARGE:                              by the Company from those Contracts where the Contract Value is less than
                                     $50,000 at the time such charge is assessed.


WITHDRAWAL CHARGE:                          Completed Years Since
                                              Receipt of Premium                     Percentage
                                                       0                                 8%
                                                       1                                 7%
                                                       2                                 6%
                                                       3+                                0%

EXCESS INTEREST ADJUSTMENT:         Certain  payments,  transfers and  withdrawals  from a Fixed Account Option are subject to an Excess Interest  Adjustment,  the calculation of which may result in an  increase  or  decrease  in  amounts  payable.  In no event  will a total withdrawal  from a Fixed Account Option be less than the Fixed Account  Minimum
                                    Value. (See Fixed Account Option section of the Contract for details.)

TRANSFER/TRANSFER CHARGE:           A fee of [$25.00] is charged for each  transfer in excess of 15 in any Contract
                                    Year. Any Transfer Charge is deducted from the amount  transferred prior to the allocation to the new Contract Option.  Transfer Charges will not be applied to transfers due to dollar cost averaging or other systematic  investment programs provided by the Company,  nor will these  transfers  count  against the 15 free transfers allowed in a Contract Year.

                                    Market  timing and asset  allocation  service  providers  must  comply with the
                                    Company's administrative systems, rules, and procedures.

                                    A  transfer  will be  effective  as of the end of the  Business  Day  when  the
                                    Company receives a transfer request in Good Order.

                                    The  Company  will not be liable for a  transfer  made in  accordance  with the
                                    Owner's instructions.

                                    FROM INVESTMENT DIVISION TO INVESTMENT DIVISION.
                                    Prior to and after the Income  Date,  You may transfer all or a portion of Your
                                    Contract  Value  in  one  Investment  Division  to  any  available   Investment
                                    Division(s).


VA260                                                    3c

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                           CONTRACT DATA PAGE (CONT'D)
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TRANSFER/TRANSFER FROM INVESTMENT DIVISION TO A FIXED ACCOUNT OPTION. Prior to CHARGE(CONTINUED): the Income Date, You may transfer all or a portion of Your
                    Contract Value in an Investment  Division to a Fixed Account
                    Option.

                    FROM A FIXED ACCOUNT OPTION TO AN INVESTMENT DIVISION OR TO A FIXED ACCOUNT OPTION. Prior to the Income Date, You may transfer all or a portion of Your Contract Value in a Fixed Account Option to any available Investment Division(s) or to a Fixed Account Option, subject to any applicable Excess Interest Adjustment.

PREMIUM(S):         Premiums are flexible.  This means that the Owner may change the amounts,  frequency  or timing of Premiums.  The initial
                    Premium must be at least  [$10,000]  for  Nonqualified  Plan
                    Contracts  and  [$2,000]  for  Qualified   Plan   Contracts.
                    Subsequent  Premiums  must be at least [$500] ([$50] if made
                    in  connection  with  an  automatic  payment  plan).   Total
                    Premiums under a Contract may not exceed  [$1,000,000].  The
                    Company may waive the minimums or maximums at any time.  The
                    Company reserves the right to refuse any Premium payment.

                    The Owner may allocate Premiums among the Fixed Account Options and the Investment Divisions. Such election may be made in any percent from 0% to 100% in whole percentages. The minimum that may be allocated to a Fixed Account Option or an Investment Division is [$100]. Any additional Premium will be allocated according to Your most recent instructions on file with the Company, provided that each allocation must meet the minimums described above, regardless of such instructions.

CONTRACT OPTIONS:

INVESTMENT
DIVISION(S):        As indicated in the most current  Contract  prospectus which was delivered to You at or prior to Your purchase of the Contract.


FIXED ACCOUNT
OPTIONS:            [1-Year Period and  3-Year Period.]

The Contract Options You have selected will be detailed in a confirmation sent to You by the Company on or after the Issue Date.
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   Jackson National Life Service Center    Express Mail:
   [P.O. Box 378002                        Jackson National Life Service Center
   Denver, CO 80237-8002                   [8055 E. Tufts Ave., 2nd Floor
   800/766-4683]                           Denver, CO 80237]

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VA260                                    3d

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                                   DEFINITIONS
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ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division prior to the Income Date.

ANNUITANT. The natural person on whose life annuity payments for this Contract are based. Any reference to the Annuitant includes any Joint Annuitant.

ANNUITY UNIT. A unit of measure used to calculate the amount of a variable annuity payment.

BASE INTEREST RATE. The rate of interest established by the Company, in its sole discretion, for a specified Fixed Account Option period. In no event will the Base Interest Rate be less than 3.00%.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive any Contract benefits upon the death of the Owner.

BUSINESS DAY. Each day that the New York Stock Exchange is open for business. All requests for transactions that are received at the Company's Service Center in Good Order on any Business Day prior to market close, generally 4 P.M. Eastern Time, will be processed effective the end of that Business Day.

CONTRACT. The Individual Deferred Variable and Fixed Annuity Contract between You and the Company.

CONTRACT ANNIVERSARY. Each one year anniversary of the Issue Date.

CONTRACT OPTION. One of the allocation options offered by the Company under this Contract. Each Contract Option is more fully explained in the Accumulation Provisions.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

CONTRACT YEAR. The twelve-month period immediately following the Issue Date or any Contract Anniversary.

CURRENT INTEREST RATE. The Base Interest Rate plus any additional interest rate credited by the Company, less any charges due under any optional endorsements to the Contract. In no event will the Current Interest Rate be less than 3.00%.

EXCESS INTEREST ADJUSTMENT. An adjustment applied, with certain exceptions, to amounts withdrawn, transferred or annuitized from a Fixed Account Option prior to the end of the applicable Fixed Account Option period.

FIXED ACCOUNT. Contract Values allocated to one or more of the Fixed Account Options under the Contract. Allocations made to Fixed Account Options are held under the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account and other segregated asset accounts.


VA260                                     4

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                              DEFINITIONS (CONT'D)
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FIXED ACCOUNT CONTRACT VALUE. The sum of all amounts allocated and credited to the Fixed Account Options under the Contract, less any amounts canceled or withdrawn for charges, deductions, withdrawals or transfers.

FIXED ACCOUNT MINIMUM VALUE. Premiums, less any applicable premium tax, and transfers allocated to the Fixed Account Option, less transfers, withdrawals, and charges from the Fixed Account Option, accumulated at 3%, less any Withdrawal Charge or any tax due.

FIXED ACCOUNT OPTION. A Contract Option within the Fixed Account for a specific period under which the Current Interest Rate will be credited.

GOOD ORDER. The receipt by the Company of any and all information, documentation, instructions and/or Premium deemed necessary by the Company, in its sole discretion, to issue the Contract or execute any transaction pursuant to the terms of the Contract.

HOSPITAL. A facility located within the United States or its territories which is operated pursuant to law; operates primarily for the care and treatment of sick and injured persons as inpatients; provides continuous 24-hour nursing service by or under the supervision of a registered professional nurse (R.N.); is supervised by a staff of licensed physicians; and, has medical, diagnostic and major surgical facilities on a prearranged basis.

IMMEDIATE FAMILY. A spouse, child, brother, sister, parent or grandparent.

INCOME DATE. The date on which annuity payments are to begin.

INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account to which specific Underlying Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained. The Contract Value in the Investment Divisions will go up or down depending on the performance of the Underlying Mutual Funds. Investment Divisions may also be referred to as Portfolio(s) or Portfolio Options.

ISSUE DATE. The date the Contract was issued by the Company, as shown on the Contract Data Page.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must each authorize any exercising of those ownership rights under the Contract.

LATEST INCOME DATE. The date on which the Owner attains age 90 under a Nonqualified Plan Contract, or such earlier date as required by the applicable Qualified Plan, law, or regulation, unless otherwise approved by the Company.

NONQUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended.


VA260                                    5

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                              DEFINITIONS (CONT'D)
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NURSING HOME. A facility located in the United States or its territories; operates pursuant to law in the jurisdiction in which it is located; provides custodial care under the supervision of a registered nurse (R.N.) or a Physician; and, does not include any place owned or operated by a member of the Beneficiary's, Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.

OWNER ("YOU," "YOUR"). The person or entity shown on the Contract Data Page who is entitled to exercise all rights and privileges under this Contract. Usually, but not always, the Owner is the Annuitant. If Joint Owners are named, all references to Owner shall mean Joint Owner.

PHYSICIAN. An individual who is licensed to practice medicine and treat illness or injury in the United States or its territories where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. Physician does not include:
1.   an Annuitant or Joint Annuitant;
2.   an Owner or Joint Owner;
3.   Beneficiary(ies); or
4. a person who is part of the Beneficiary's, Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.

PORTFOLIO(S) OR PORTFOLIO OPTION(S). See definition of Investment Division.

PREMIUM(S). Considerations paid into this Contract by or on behalf of the Owner.

REMAINING  PREMIUM.   The  total  Premium  reduced  by  withdrawals  that  incur
Withdrawal Charges, and withdrawals of Premiums that are no longer subject to Withdrawal Charges.

QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in accordance with Michigan law in which a portion of the Company's assets have been allocated for this and certain other contracts.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

SERVICE CENTER. The Company's address and telephone number as specified on the Contract Data Page or as may be designated by the Company from time to time.

SOURCE FUND. The Investment Division or Fixed Account Option selected by the Owner from which amounts will be transferred to a Target Fund(s) pursuant to one of the Company's systematic investment programs.

TARGET FUND(S). The Investment Division(s) and/or Fixed Account Option(s) selected by the Owner to which amounts will be transferred from a Source Fund pursuant to one of the Company's systematic investment programs.



VA260                                   6

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                              DEFINITIONS (CONT'D)
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TERMINAL ILLNESS. A noncorrectable medical condition, which will result in the death of the Owner within (12) twelve months or less from the date of the Physician's statement.

UNDERLYING MUTUAL FUNDS. The registered management investment companies in which assets of the Investment Divisions of the Separate Account will be invested.

WITHDRAWAL CHARGE. The charge assessed against certain withdrawals from the Fixed Account Contract Value and Separate Account Contract Value.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus Withdrawal Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Excess Interest Adjustment.

VA260                                 7

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                               GENERAL PROVISIONS
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ANNUITANT. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is not a natural person. If the Owner is not a natural person, the age of the Annuitant will be used in lieu of the Owner's age for all purposes under this Contract, unless otherwise specified in the Contract. Also, if the Owner is not a natural person the following benefits will apply to the
Annuitant: Waiver of Withdrawal Charge due to Terminal Illness, the Waiver of Withdrawal Charge for Specified Conditions and the Waiver of Withdrawal Charge for Extended Care.

ASSIGNMENT. The Owner may assign this Contract before the Income Date, but the Company will not be bound by an assignment unless it is in writing and has been recorded at the Company's Service Center. An assignment will take effect when recorded by the Company. The Company is not responsible for any payment made before an assignment is recorded. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY ASSIGNMENT. IF YOU MAKE AN ASSIGNMENT, YOU MAY HAVE TO PAY INCOME TAX. YOU ARE ENCOURAGED TO SEEK COMPETENT LEGAL AND/OR TAX ADVICE.

BENEFICIARY. The individual(s) or entity(ies) designated by the Owner to receive any amount payable under this Contract on the Owner's death and on the Annuitant's death on or after the Income Date pursuant to the terms of this Contract. (See Income Provision section for details.) The original Beneficiary(ies) will be shown on the Contract Data Page. If two or more persons are named, those surviving the Owner will share equally unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the death benefit will be paid to the Owner's estate. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary and all other Beneficiaries will be treated as contingent Beneficiaries. The Owner may change the Beneficiary(ies) by submitting a written request to the Service Center, unless an irrevocable beneficiary designation was previously filed with the Company. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before the Company records such change.

CHARGES AND FEES. The Company may assess charges or fees under the Contract. Please see the Contract Data Page for more information as to charges or fees.

The Annual Contract Maintenance Charge specified on the Contract Data Page will be deducted on each Contract Anniversary that occurs on or prior to the Income Date. It will also be deducted when the Contract Value is withdrawn in full if withdrawal is not on a Contract Anniversary. The amount of Annual Contract Maintenance Charge may be reduced when sales of the Contract are made to a trustee, employer, or similar entity pursuant to an employee-sponsored retirement plan or when sales are made in a similar arrangement where offering the Contract to a group of individuals or certain individual(s) results in savings of administration expenses. The entitlement of such reduction in Annual Contract Maintenance Charge will be determined by the Company.

CONFORMITY WITH LAWS. This Contract will be interpreted under the law of the state in which it is issued and any applicable federal laws. Any provision that is in conflict with the law of such state or any federal law is amended to conform to the minimum requirements of such law.


VA260                                     8

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                           GENERAL PROVISIONS (CONT'D)
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CONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page.

DEFERMENT  OF  PAYMENTS.  The Company  may defer  making  payments  from a Fixed
Account Option for up to six months. Interest, pursuant to state law, will be credited during the deferral period.

ENTIRE CONTRACT. The Contract, and any attached Company forms, endorsements and amendments together make up the entire Contract.

INCORRECT AGE OR SEX. If the age or sex of the Owner or Annuitant is incorrect, the payments will be those that the Premiums paid would have purchased at the correct age and sex. Any underpayments will be adjusted immediately by the Company. Overpayments will be deducted from future payments.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No financial representative or producer has authority to change or waive any provision of this Contract. The Company may amend or waive any portion of this Contract without notice or consent if state or federal law so requires.

NONPARTICIPATING. This Contract does not share in the Company's surplus or earnings.

NOTICE. Information or instructions given to the Company by You must be in a form satisfactory to the Company, referred to as Good Order. Such notice takes effect when the Company accepts it and it is recorded at the Service Center.

Any notice the Company sends to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any request or notice must be sent to the Service Center, unless the Company advises You otherwise. You are responsible for promptly notifying the Company of any address change.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

PROTECTION OF PROCEEDS. Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

REPORTS. The Company will send You a report at least once a year. The Company will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.


VA260                                    9

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                           GENERAL PROVISIONS (CONT'D)
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SUBSTITUTION OF INVESTMENT Division(S). The Company may substitute any Underlying Mutual Fund(s) with another Underlying Mutual Fund without Your consent. Substitution would occur if the Company determines that the use of certain Underlying Mutual Fund(s) is no longer possible or if the Company determines it is no longer appropriate for the purposes of the Contract. No substitution will be made without notice to You and without the prior approval of the Securities and Exchange Commission and the state where the Contract was issued for delivery, if required. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Contract Value in that Investment Division(s) and the allocation of future Premiums.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:
1.   The New York Stock Exchange is closed;
2.   Trading on the New York Stock Exchange is restricted;
3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
4. The Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether conditions described in 2. and/or 3. exist.

TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity because of this Contract. Should the Company advance any amount so due, the Company is not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law as a result of any withdrawals or amounts payable from this Contract.

TRANSFER. The conditions for transfer between Contract Options are explained in the Contract Data Page. The Company reserves the right to restrict the number of transfers per year requested by the Owner and to restrict transfers from being made on consecutive Business Days.

Your ability to make transfers is subject to modification if the Company determines, in the Company's sole discretion, that the exercise by one or more owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer provision which is considered by the Company to be to the disadvantage of other owners. A modification regarding Your ability to make transfers to or from one or more of the Investment Divisions could include, but not be limited to:
1.   the requirement of a minimum time period between each transfer;
2. limiting transfer requests of an agent acting on behalf of one or more owners or under a power of attorney on behalf of one or more owners; or
3.   limiting the dollar amount that may be transferred at any one time.

VA260                                   10

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                           GENERAL PROVISIONS (CONT'D)
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The Company provides systematic investment programs that allow You to transfer funds among the Investment Divisions and the Fixed Account Options. These programs include dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the 1-Year Fixed Account Option and/or money market Investment Division to other Investment Divisions or Fixed Account Options. You may contact the Company's Service Center, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market.

In order to participate in a dollar cost averaging program or automatic transfer of earnings program, the Contract Value must be at least [$15,000]. The Company may waive this requirement at its discretion. For a dollar cost averaging program, You may authorize the automatic transfer of a fixed dollar amount or selected percentage of the value of a Source Fund, periodically to one or more Target Fund(s). The intervals between transfers may be monthly, quarterly, semi-annually or annually.

Additionally, the Company may offer Owners selecting dollar cost averaging an enhanced interest rate(s) on Premium allocated to the 1-Year Fixed Account Option (Source Fund) provided all amounts in the Source Fund are transferred to the Target Fund(s) within a specific duration determined by the Company. The duration and interest rates are available from the Service Center upon request. Each month, the Company will transfer a predetermined amount from the Source Fund. Upon the Owner's cancellation of this program, the Company will automatically transfer the Source Fund balance, including any interest, into a new 1-Year Fixed Account Option without the enhanced interest rate(s), unless You direct the Company to allocate the balance otherwise.


VA260                                    11

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                             ACCUMULATION PROVISIONS
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An Owner may not allocate Contract Values to more than [eighteen] Contract Options at any one time. The Company may waive this restriction at its discretion.

SEPARATE ACCOUNT. The Separate Account consists of assets the Company has set aside and has kept separate from the rest of the Company's general account assets and those of its other segregated asset accounts. These assets are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the contracts supported by the Separate Account, and not against any other contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of the Company's general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the Contracts supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Contract, but in no event will such valuation be less frequently than monthly.

ACCUMULATION UNITS. The Separate Account Contract Value will go up or down depending on the performance of the Investment Divisions. In order to monitor the Separate Account Contract Value during the accumulation phase, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Contract Value, such as withdrawals, transfers, and charges, result in the redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units.

When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated to any Investment Division by the Accumulation Unit Value for that Investment Division at the close of the Business Day when the allocation is made.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:
1. Determining the total amount of money invested in the particular Investment Division;
2.   Subtracting   from  that  amount  any   Mortality   and   Expense   Charge,
     Administration  Charge,  and any other  charge for  optional  benefits  and taxes;
3.   Dividing the remainder by the number of outstanding Accumulation Units.

FIXED ACCOUNT. For any amounts allocated to the Fixed Account, the Owner will select the duration of the Fixed Account Option from those made available by the Company. Such amounts will earn interest at the Current Interest Rate for the chosen duration, compounded annually during the entire Fixed Account Option period. Subsequent Base Interest Rates may be higher or lower than the Base Interest Rates previously declared by the Company.

You may allocate Premiums, or make transfers from the Investment Divisions, to the Fixed Account Options at any time prior to the Income Date. However, no Fixed Account Option period other than one year may be chosen which extends beyond the Income Date. Withdrawals from a Fixed Account Option may take place 30 days following the end of the corresponding Fixed Account Option period without being subject to an Excess Interest Adjustment.


VA260                                    12

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                        ACCUMULATION PROVISIONS (CONT'D)
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If the Owner does not specify a Fixed Account Option at the time of renewal, the Company will select the same Fixed Account Option period as has just expired, so long as such Fixed Account Option period does not extend beyond the Income Date. If such Fixed Account Option period does extend beyond the Income Date, the Company will choose the longest Fixed Account Option period that will not extend beyond such date. If a renewal occurs within one year of the Income Date, the Company will credit interest up to the Income Date at the then Current Interest Rate for the 1-Year Fixed Account Option.

FIXED ACCOUNT CONTRACT VALUE. The Fixed Account Contract Value under the Contract shall be the sum of all monies allocated or transferred to the Fixed Account Options, reduced by any applicable taxes, plus all interest credited to the Fixed Account Options, adjusted for withdrawals, transfers, and charges.

EXCESS INTEREST ADJUSTMENT. Except in the 30-day period following the end of a Fixed Account Option, any amount withdrawn, transferred, or annuitized from a Fixed Account Option will be subject to an Excess Interest Adjustment. If the Base Interest Rate credited at the time of withdrawal or transfer (see J below) is higher than the Base Interest Rate guaranteed at allocation to a Fixed Account Option (see I below), a downward adjustment may apply, potentially reducing the amount withdrawn, transferred or annuitized. If the Base Interest Rate credited at the time of withdrawal or transfer (see J below) is lower than the Base Interest Rate guaranteed at the time of allocation to a Fixed Account Option (see I below), an upward adjustment may apply, potentially increasing the amount withdrawn, transferred or annuitized. The Excess Interest Adjustment will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:

                                 [1 + I] (m/12)
                             --------------------- - 1
                             [1 + J + .005] (m/12)


where:

I = The Base Interest Rate credited to the existing Fixed Account Option period. J = The Base Interest Rate that would be credited to a new Fixed Account
    Option period of the same duration at the time of withdrawal, transfer, or annuitization. When no Fixed Account Option of the same duration is available, the rate will be established by linear interpolation.
m = The number of  complete  months  remaining  to the end of  current  Fixed
     Account Option period.

There will be no Excess Interest Adjustment when J is less than I by 0.5% or less.

In addition, the Excess Interest Adjustment will not be applied to:

1.   the payment of death benefit proceeds;

2. an Income Option that is life contingent or results in payments spread over at least five years;

3.   amounts withdrawn for Contract charges;

4.   amounts transferred or withdrawn from the 1-Year Fixed Account Option; or

5.   amounts withdrawn under the Additional Free Withdrawal provision.

In no event will a total withdrawal from a Fixed Account Option be less than the Fixed Account Minimum Value.



VA260                                   13

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                              WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------

At or before the Income Date, the Owner may withdraw all or part of the amounts under this Contract by informing the Company at the Service Center. For full withdrawal, this Contract, or a completed Lost Contract Affidavit, must be returned to the Service Center.

Premiums withdrawn from the Contract Value may be subject to withdrawal charges. These charges are explained in more detail below. In addition to a Withdrawal Charge, a withdrawal from a Fixed Account Option may also incur an Excess Interest Adjustment.

Premiums that are no longer subject to the Withdrawal Charge (and not previously withdrawn), plus earnings may be withdrawn free of Withdrawal Charges at any time.

Upon full withdrawal, the Owner will receive the Withdrawal Value. The Withdrawal Value will be based on values at the end of the Business Day in which the request for withdrawal is received at the Service Center in Good Order. IN NO EVENT SHALL THE AMOUNT WITHDRAWN, WHETHER A FULL WITHDRAWAL OR PARTIAL WITHDRAWAL, EXCEED THE WITHDRAWAL VALUE.

Except in connection with a systematic withdrawal program, the minimum partial withdrawal amount is [$500], or if less, the Owner's entire interest in the Investment Division or Fixed Account Option from which a withdrawal is requested.

The Owner's interest in the Investment Division or Fixed Account Option from which the withdrawal is requested must be at least [$100] after the withdrawal is completed if anything is left in that Investment Division or Fixed Account Option.

Unless otherwise specified, the withdrawal will be made from each Investment Division and each Fixed Account Option in proportion to their current value. Withdrawals will be based on values at the end of the Business Day on which the request for withdrawal is received at the Service Center.

The Company will waive the Withdrawal Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code. If You request an amount greater than the required minimum distribution for this Contract, the entire withdrawal will be subject to the Withdrawal Charge.

You may elect to take a systematic withdrawal by surrendering a specific sum or a certain percentage on a monthly, quarterly, semiannual or annual basis, subject to a [$50] minimum withdrawal. Such withdrawals will be counted in determining the portion of the Contract Value taken as an Additional Free Withdrawal. Systematic withdrawals in excess of the Additional Free Withdrawal amount may be subject to a Withdrawal Charge and/or an Excess Interest Adjustment.


VA250                                     14

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                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

WITHDRAWAL CHARGE. As indicated above, a Withdrawal Charge may be imposed upon certain withdrawals. Withdrawal Charges will be calculated in accordance with the Withdrawal Charge table on the Contract Data Page.

The Withdrawal Charge is deducted from the remaining Contract Value so that the actual reduction in Contract Value as a result of the withdrawal will be greater than the withdrawal amount requested and paid. For purposes of determining the Withdrawal Charge, withdrawals will be allocated first to earnings, if any (which may be withdrawn free of Withdrawal Charge), and then to Remaining Premium on a first-in, first-out basis so that all withdrawals are allocated to Remaining Premium to which the lowest (if any) Withdrawal Charge applies. The Withdrawal Charge is based on the portion of the Remaining Premiums withdrawn.

ADDITIONAL FREE WITHDRAWAL. During a Contract Year, You may make partial withdrawals from the Contract without the Withdrawal Charge being applied. This Additional Free Withdrawal is equal to:
1. 10% of Premium that remains subject to Withdrawal Charges and that has not been previously withdrawn (this can be utilized once or in segments throughout the Contract Year); less,
2. all remaining earnings, which are defined as the excess of the Contract Value over Remaining Premiums.

IN NO EVENT SHALL THE AMOUNT WITHDRAWN, WHETHER A FULL WITHDRAWAL OR PARTIAL WITHDRAWAL, EXCEED THE WITHDRAWAL VALUE. IN NO EVENT SHALL THE ADDITIONAL FREE WITHDRAWAL EXCEED THE CONTRACT VALUE LESS ANY APPLICABLE CONTRACT CHARGES AND ADJUSTMENTS.

Both Withdrawal Charges and Excess Interest Adjustments are waived on amounts withdrawn that are less than or equal to the Additional Free Withdrawal. Although Additional Free Withdrawals reduce principal in either the Investment Division and/or the Fixed Account Option, they do not reduce Remaining Premium. As a result, You will not receive the benefit of an Additional Free Withdrawal if you take a full withdrawal. Withdrawals during the Contract Year in excess of the Additional Free Withdrawal may be subject to a Withdrawal Charge, as well as any applicable Excess Interest Adjustment.

WAIVER OF THE WITHDRAWAL CHARGE DUE TO TERMINAL ILLNESS. If the Owner incurs a Terminal Illness while the Contract's Withdrawal Charge would normally apply, the Company will waive the Withdrawal Charge on any amounts the Owner requests withdrawn from the Contract under this provision.

You can withdraw an amount without a Withdrawal Charge pursuant to this benefit only once, regardless of the subsequent occurrence of the same condition or the occurrence of a different condition. You are not eligible for this waiver if You have a Terminal Illness on the Issue Date of the Contract.

VA260                                  15

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                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

The amount withdrawn pursuant to this provision shall be requested by the Owner up to 100% of the Contract Value. The amount withdrawn pursuant to this provision shall not exceed [$250,000] and will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of this Contract. A withdrawal from the Fixed Account Option(s) may be subject to an Excess Interest Adjustment. This may mean an increase or decrease in the amount of Your benefit.

CLAIM REQUIREMENTS. Written proof of the Owner's Terminal Illness must be received in Good Order at the Service Center before a Terminal Illness benefit payment will be considered. Written proof includes a properly completed Company claim form, Your signed medical records release, and a Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician or institution which may have provided treatment for the Terminal Illness. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern, unless state law requires otherwise.

For the purpose of this Terminal Illness Benefit, Physician's statement means a written statement, acceptable to the Company, signed by a Physician which:

1. gives the Physician's diagnosis of the Owner's noncorrectable medical condition; and
2. states with reasonable medical certainty, that the noncorrectable medical condition will result in the death of the Owner within twelve (12) months or less from the date of the Physician's statement.

This statement will take into consideration the ordinary and reasonable medical care, advice and treatment available in the same or similar communities.

Written notice and proof of claim must be submitted to the Service Center any time after the date the Owner develops a Terminal Illness. Contact the Service Center for details on how to apply for benefits under this provision.

A PAYMENT UNDER THIS PROVISION MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

WAIVER OF WITHDRAWAL CHARGE FOR SPECIFIED CONDITIONS. If the Owner incurs one of the Specified Conditions, as set out below, while the Contract's Withdrawal Charge would normally apply, the Company will waive the Withdrawal Charge on any amounts the Owner requests withdrawn from the Contract under this provision.

You can withdraw an amount without a Withdrawal Charge pursuant to this benefit only once, regardless of the subsequent occurrence of the same condition or the occurrence of a different condition. You are not eligible for this waiver if You have or have had one of these Specified Conditions on the Issue Date of the Contract.

VA260                                      16

--------------------------------------------------------------------------------
                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Each of the following is a SPECIFIED CONDITION:

o HEART ATTACK: The death of a portion of heart muscle (myocardium) resulting from a blockage of one or more coronary arteries.

o    STROKE:  Any  acute  cerebral  vascular  accident  producing   neurological
     impairment and resulting in paralysis or other measurable objective neurological deficit persisting for at least 30 days.

o CORONARY ARTERY SURGERY: The actual undergoing of bypass surgery using either a saphenous vein or internal mammary artery graft for the treatment of coronary artery disease.

o LIFE-THREATENING CANCER: Only those types of cancer manifested by the presence of a malignant tumor characterized by the uncontrolled growth and spread of malignant cells and the invasion of tissue. As used herein, leukemia and Hodgkin's disease (except Stage I Hodgkin's disease) shall be considered life-threatening cancer. LIFE-THREATENING CANCER DOES NOT INCLUDE premalignant tumors or polyps, cancer in situ, intraductal noninvasive carcinoma of the breast, carcinoid of the appendix, Stage I transitional carcinoma of the urinary bladder or any skin cancers other than melanomas.

o RENAL FAILURE: The end stage of chronic, irreversible failure of both kidneys to function, necessitating regular renal dialysis expected to continue for a period of at least 6 months or resulting in renal transplantation.

o ALZHEIMER'S DISEASE: Shall be defined as a progressive degenerative disease of the brain characterized by the loss of intellectual capacity involving impairment of memory or judgment or changes in personality which result in a significant reduction in mental and social functioning and which requires continuous supervision. For the purpose of this benefit, Alzheimer's disease shall be evidenced by a diagnosis of Alzheimer's disease from a neurologist licensed in the United States. The term Alzheimer's disease does not include neuroses or psychotic illness.

The amount withdrawn under this provision without a Withdrawal Charge shall be as requested by the Owner up to 25% of the Contract Value. In the case of Joint Owners, this benefit applies to each of them up to 12 1/2% of the Contract Value. The amount withdrawn will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of this Contract. A withdrawal from the Fixed Account Option(s) may be subject to an Excess Interest Adjustment. This may mean an increase or decrease in the amount of Your benefit.


VA260                                         17

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                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

CLAIM REQUIREMENTS. Written proof of the Owner's Specified Condition must be received in Good Order by the Company at its Service Center before a Specified Condition benefit will be considered. Written proof includes a properly completed Company claim form, Your signed medical records release, and a Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician or institution which may have provided treatment for the Specified Condition. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern, unless state law requires otherwise.

For purposes of this Specified Condition benefit, Physician's statement means a written statement, acceptable to the Company, signed by a Physician which:
1. gives the Physician's diagnosis of the Owner's Specified Condition, including documentation supported by clinical, radiological, histological or laboratory evidence of the condition; and
2. gives the Physician's diagnosis of life-threatening cancer according to the criteria of malignancy established by The American Board of Pathology after a study of the histocytologic architecture or pattern of the suspect tumor, tissue or specimen; or
3. gives the Physician's diagnosis of a heart attack including each and all the following three criteria:
     a.   a clinical picture of a myocardial infarction; and
     b.   electrocardiographic findings consistent with a myocardial infarction;
          and
     c. elevation of cardiac enzymes above standard laboratory levels of normal (in the case of CPK, a CPK-MB measurement must be used).

Written notice and proof of claim must be submitted to the Service Center anytime after the date the Owner develops a Specified Condition. Contact the Service Center for details on how to apply for benefits under this provision.

A PAYMENT UNDER THIS PROVISION MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

WAIVER OF WITHDRAWAL CHARGE FOR EXTENDED CARE. If You are confined as an inpatient to a Nursing Home or Hospital for ninety (90) consecutive days, a period during which the Withdrawal Charge otherwise would normally apply, the Company will waive the Withdrawal Charge on any amounts You request withdrawn from an Investment Division option or a Fixed Account Option.

You can withdraw an amount without a Withdrawal Charge pursuant to this benefit only once, regardless of the subsequent occurrence of the same condition or the occurrence of a different condition. You are not eligible for this waiver if:

1. You are confined to a Nursing Home or Hospital during the thirty-day (30) period following the Issue Date, unless such confinement is not related to a subsequent confinement for which You request the waiver; or,
2.   You are no longer confined to a Nursing Home or Hospital.


VA260                               18

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                         WITHDRAWAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Confinement to the Nursing Home or Hospital must be prescribed by a Physician and be medically necessary, meaning the confinement is appropriate and consistent with the diagnosis in accordance with accepted standards of practice, and which could not have been omitted without adversely affecting the confined Owner's condition.

Withdrawals made pursuant to this provision shall be up to 100% of the Contract Value. The amount withdrawn pursuant to this provision shall not exceed [$250,000] and will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of this Contract. A withdrawal from the Fixed Account Option(s) may be subject to an Excess Interest Adjustment. This may mean an increase or decrease in the amount of Your benefit.

CLAIM REQUIREMENTS. Written notice and proof of claim of the Owner's confinement must be submitted to the Company at its Service Center 90 days after the date the Owner becomes confined to a Nursing Home or Hospital before a waiver will be considered pursuant to this provision. Written proof includes: (1) a properly completed Company claim form; (2) Your signed medical records release; and (3) a Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician, Hospital or Nursing Home. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern, unless state law requires otherwise.

A PAYMENT UNDER THIS PROVISION MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.


VA260                                   19

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                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

DEATH OF OWNER BEFORE THE INCOME DATE. Upon the Owner's death, or the death of any Joint Owner, before the Income Date, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary.

If the Joint Owner, if any, or the Beneficiary is the spouse of the deceased Owner, he or she may elect to continue the Contract, at the current Contract Value, in his or her own name and exercise all the Owner's rights under the Contract.

o DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greater of:
     1.   The current Contract Value; or
     2. all Premiums paid into the Contract (net of any applicable premium taxes);
          a. less any withdrawals (including any applicable charges and adjustments for such withdrawals),
          b. less Annual Contract Maintenance Charges, Transfer Charges, and any applicable charges due under any optional endorsement to the Contract, and
          c. less any taxes incurred, compounded at an annual interest rate of 2%.

     For the purposes of calculating the amounts in item 2 above, (a) all adjustments will occur at the time of the withdrawal, Premium payment, or deductions of the Annual Contract Maintenance Charge, Transfer Charge, and any applicable charges due to optional endorsements or taxes, and (b) all adjustments for amounts withdrawn will reduce item 2 above in the same proportion that the Contract Value was reduced on the date of such withdrawal.

     The death benefit amount determined under item 2 above shall never exceed 250% of Premiums paid into the Contract (net of any applicable premium taxes), less any withdrawals and any applicable Contract charges assessed and adjustments to such withdrawals, Annual Contract Maintenance Charges, Transfer Charges and any applicable charges due under any optional endorsement to the Contract, and taxes incurred since the issuance of the Contract.

     The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center.

     From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies).


VA260                                   20

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                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

o DEATH BENEFIT OPTIONS BEFORE INCOME DATE. In the event of the Owner's death or the death of a Joint Owner before the Income Date, a Beneficiary must request that the death benefit be paid under one of the death benefit options below. The following are the available death benefit options:
     1.   Option 1 - single lump-sum payment of the death benefit; or
     2. Option 2 - payment of the entire death benefit within five years of the date of the death of the Owner or any Joint Owner; or
     3. Option 3 - payment of the death benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the date of the death of the Owner or Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owner's death must be distributed within five years of the date of the Owner's death.

If a single lump-sum payment is requested, the amount will be paid within seven days of receipt of proof of death and the election in Good Order at the Service Center, unless either the Suspension of Payments or Deferment of Payments under the General Provisions is in effect.

Payment to the Beneficiary, other than in a single lump-sum, may only be elected during the 60-day period beginning with the date of receipt of proof of death in Good Order by the Service Center.

SPECIAL SPOUSAL CONTINUATION OPTION. In lieu of taking the death benefit as a lump-sum payment or continuing the Contract at the then current Contract Value, if the Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract at an adjusted Contract Value as described below. The spouse will then exercise all the Contract Owner's rights under the Contract. The date that the Company receives the spouse's written request to continue the Contract, under this Special Spousal Continuation Option, and proof of the death of the Contact Owner in Good Order will be referred to as the Continuation Date.

The Contract Value for the continuing Contract will be adjusted so that it will equal the amount of the death benefit that would have been payable as a lump sum payment at Your death. If the Contract Value on the Continuation Date is less than the death benefit, an amount will be added to the Contract Value to make up the difference. This amount is referred to as the Continuation Adjustment. The Continuation Adjustment will be allocated among the Contract Options in accordance with the current instructions for the Contract, subject to any minimum allocation restrictions unless the Company receives other allocation instructions with the Special Spousal Continuation Option election. Withdrawal Charges will continue at the same level as prior to the initial Owner's death.

For purposes of determining future death benefits under the continuing Contract, the Contract Value following the application of any Continuation Adjustment will be considered as the initial Premium of the continuing Contract. Any future death benefit, including any enhanced death benefit, will be determined on that basis and will use the age of the surviving spouse on the Continuation Date.


VA260                                  21

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                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

This Special Spousal Continuation Option can only be exercised one time under this Contract. Any benefit available under this Special Spousal Continuation Option will end upon the change of ownership or assignment of the Contract.

DEATH OF OWNER AFTER THE INCOME DATE. If the Owner or any Joint Owner, who is not an Annuitant, dies after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT BEFORE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner will become the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. However, if the Owner is not a natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

DEATH OF ANNUITANT AFTER INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.


VA260                                 22

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                                INCOME PROVISIONS
--------------------------------------------------------------------------------

INCOME DATE. If no Income Date is selected, the Income Date will be the Latest Income Date. At any time at least seven days prior to the Income Date then indicated on the Company's records, the Owner may change the Income Date to any date later than the Income Date currently on record by written notice to the Service Center.

INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a single lump-sum. However, a single lump-sum distribution may be deemed to be a withdrawal. Alternatively, an income option may be elected. The Owner may, upon prior written notice to the Company at its Service Center, elect an income option at any time prior to the Income Date or change an income option up to seven days before the Income Date. Unless otherwise designated, the Owner will be the payee.

If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with 120-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than [$5,000], and state law permits, the Company has the right to make payments in one single lump-sum. In addition, if the first payment provided would be less than [$50], and state law permits, the Company may require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least [$50].

NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY
INCOME   OPTION  UNDER  WHICH   PAYMENTS   ARE  BEING  MADE   PURSUANT  TO  LIFE
CONTINGENCIES.

Upon written election filed with the Company at its Service Center, all of the Contract Value will be applied to provide one of the following income options. Withdrawal Charges will apply if the annuity payments begin within one year of the Issue Date. Any Excess Interest Adjustment will be waived if the Income Option selected is life contingent or results in payments spread over at least 5 years.

OPTION 1 - LIFE INCOME. An annuity payable monthly during the lifetime of the Annuitant. Under this income option, no further annuity payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one monthly annuity payment under this income option if the Annuitant has an early death.

OPTION 2 - JOINT AND SURVIVOR. An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the income option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited. Fixed annuity payments will be equal to either one-half or two-thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person.


VA260                                   23

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                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of fixed annuity payments, and it is possible to have only one monthly annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PERIODS FIXED. An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the fixed 120 or 240 monthly periods, as elected, the balance of the fixed number of payments will continue to be made to the Owner as scheduled. In the event the Owner dies before the specified number of guaranteed payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation. The interest rate used in this present value calculation will be determined by the Company, but in no instance will it be greater than 1% higher than the rate used to calculate the initial payment.

OPTION 4 - INCOME FOR A SPECIFIED PERIOD. Under this income option, the Owner can elect monthly payments for any number of years from 5 to 30. This election must be made for full 12-month periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation. The interest rate used in this present value calculation will be determined by the Company, but in no instance will it be greater than 1% higher than the rate used to calculate the initial payment.

ADDITIONAL OPTIONS. The Company may make other income options available including income options for longer periods.

FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the Contract Value allocated to the fixed annuity payment option, less any applicable taxes and Contract charges, shall be applied to the payment of the income option elected at whichever of the following is more favorable to the
Owner:
1. the annuity rates based upon the Table of Income Options specified in the Contract; or
2. the then current rates provided by the Company on contracts of this type on the Income Date.

The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

In no event will the fixed payments be changed once they begin.


VA250                                    24

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                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

VARIABLE ANNUITY PAYMENT. The initial variable annuity payment is determined by taking the Contract Value allocated to that Investment Division, less any tax and any applicable Contract charges, and then applying it to the Table of Income Options specified in the Contract. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

The first variable annuity payment is divided by the value of an Annuity Unit as of the Income Date to establish the number of Annuity Units representing each variable annuity payment. The number of Annuity Units determined for the first variable annuity payment remains constant for the second and subsequent variable annuity payments, assuming that no reallocation of Contract Values is made.

The amount of the second and each subsequent variable annuity payment is determined by multiplying the number of Annuity Units by the Annuity Unit Value as of the Business Day next preceding the date on which each payment is due.

ANNUITY UNIT VALUE. The initial value of an Annuity Unit of each Investment Division was set when the Investment Divisions were established. The value may increase or decrease from one Business Day to the next. The Table of Income Options contained in the Contract is based on the assumed net investment rates described in the Basis of Computation provision. If the actual net investment rate experienced by an Investment Division exceeds the assumed net investment rate, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than the assumed net investment rate, variable annuity payments will decrease over time. If the actual net investment rate equals the assumed net investment rate, the variable annuity payments will remain constant.

The value of a fixed number of Annuity Units will reflect the investment performance of the Investment Divisions, and the amount of each payment will vary accordingly.

For each Investment Division, the value of an Annuity Unit for any Business Day is determined by multiplying the Annuity Unit Value for the immediately preceding Business Day by the net investment factor for the Business Day for which the Annuity Unit Value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate. The net investment factor, which reflects changes in the net asset value of Investment Divisions, is determined by dividing 1. by 2., and then subtracting
3. from the result, where:

VA260                                  25

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                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

1.   Is the net result of:
     a. the net asset value of an Investment Division determined as of the end of the Business Day, plus
     b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day, plus or minus
     c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law);
2. Is the net asset value of the Investment Division determined as of the end of the preceding Business Day; and
3. Is the asset charge factor determined by the Company for the Business Day to reflect the Mortality and Expense Charge and the Administration Charge.


VA450 9/99                              26

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                             TABLE OF INCOME OPTIONS
--------------------------------------------------------------------------------

The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

  UNDER OPTION 4                               MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3

  No. of  Monthly  Age of   No. of Mos.    Age of    No. of Mos.   Age of     No. of Mos.    Age of    No. of Mos.
  Monthly Install- Annui-                  Annui-                  Annui-                    Annui-
 Install-  ments   tant      Certain        tant      Certain      tant        Certain       tant       Certain
   ments
                  Male Life  120    240  Male  Life   120   240 Female  Life   120   240  Female Life    120  240
------------------------------------------------------------------------------------------------------------------
    60    17.59   40   4.40  4.39  4.35   70    7.45  6.94 5.84   40    4.25  4.24  4.22    70    6.77  6.50  5.74
    72    14.87   41   4.44  4.43  4.38   71    7.69  7.10 5.88   41    4.28  4.27  4.25    71    6.98  6.65  5.79
    84    12.93   42   4.48  4.47  4.41   72    7.95  7.25 5.92   42    4.31  4.30  4.28    72    7.20  6.82  5.84
    96    11.48   43   4.53  4.51  4.45   73    8.22  7.42 5.96   43    4.35  4.34  4.31    73    7.44  6.99  5.89
   108    10.35   44   4.57  4.55  4.49   74    8.50  7.58 5.99   44    4.38  4.37  4.34    74    7.70  7.17  5.93
   120     9.44   45   4.62  4.60  4.53   75    8.81  7.75 6.02   45    4.42  4.41  4.38    75    7.98  7.35  5.97
   132     8.71   46   4.67  4.65  4.57   76    9.15  7.91 6.04   46    4.46  4.45  4.41    76    8.29  7.54  6.00
   144     8.09   47   4.73  4.70  4.61   77    9.50  8.08 6.06   47    4.51  4.49  4.45    77    8.62  7.72  6.03
   156     7.58   48   4.78  4.75  4.65   78    9.88  8.25 6.08   48    4.55  4.54  4.49    78    8.98  7.92  6.06
   168     7.13   49   4.84  4.81  4.70   79   10.29  8.41 6.10   49    4.60  4.59  4.53    79    9.37  8.11  6.08
   180     6.75   50   4.91  4.86  4.75   80   10.72  8.57 6.11   50    4.66  4.64  4.57    80    9.79  8.30  6.09
   192     6.41   51   4.97  4.93  4.80   81   11.19  8.72 6.12   51    4.71  4.69  4.62    81   10.25  8.48  6.11
   204     6.12   52   5.04  4.99  4.85   82   11.68  8.86 6.13   52    4.77  4.74  4.66    82   10.75  8.66  6.12
   216     5.86   53   5.11  5.06  4.90   83   12.22  9.00 6.13   53    4.83  4.80  4.71    83   11.29  8.83  6.13
   228     5.62   54   5.19  5.13  4.95   84   12.78  9.13 6.14   54    4.89  4.86  4.76    84   11.88  8.98  6.14
   240     5.42   55   5.27  5.20  5.01   85   13.39  9.26 6.14   55    4.96  4.93  4.81    85   12.51  9.13  6.14
   252     5.23   56   5.36  5.28  5.06   86   14.03  9.37 6.15   56    5.04  5.00  4.87    86   13.19  9.27  6.14
   264     5.06   57   5.45  5.37  5.12   87   14.72  9.47 6.15   57    5.11  5.07  4.93    87   13.92  9.39  6.15
   276     4.90   58   5.55  5.46  5.18   88   15.44  9.57 6.15   58    5.20  5.14  4.98    88   14.70  9.50  6.15
   288     4.76   59   5.66  5.55  5.24   89   16.21  9.66 6.15   59    5.28  5.23  5.04    89   15.52  9.60  6.15
   300     4.63   60   5.77  5.65  5.29   90   17.03  9.73 6.15   60    5.38  5.31  5.11    90   16.39  9.68  6.15
   312     4.51   61   5.89  5.75  5.35   91   17.90  9.80 6.15   61    5.48  5.40  5.17    91   17.30  9.76  6.15
   324     4.40   62   6.02  5.87  5.41   92   18.82  9.86 6.15   62    5.59  5.50  5.23    92   18.24  9.83  6.15
   336     4.29   63   6.16  5.98  5.47   93   19.79  9.92 6.15   63    5.70  5.60  5.30    93   19.22  9.88  6.15
   348     4.20   64   6.31  6.10  5.53   94   20.83  9.96 6.15   64    5.82  5.71  5.36    94   20.23  9.94  6.15
   360     4.11   65   6.47  6.23  5.59   95   21.94 10.00 6.15   65    5.95  5.82  5.43    95   21.30  9.98  6.15
                  66   6.64  6.36  5.64   96   23.14 10.04 6.15   66    6.09  5.94  5.49    96   22.42 10.02  6.15
                  67   6.83  6.50  5.70   97   24.45 10.06 6.15   67    6.24  6.07  5.56    97   23.62 10.05  6.15
                  68   7.02  6.64  5.75   98   25.92 10.08 6.15   68    6.41  6.21  5.62    98   24.94 10.07  6.15
                  69   7.23  6.79  5.80   99   27.57 10.09 6.15   69    6.58  6.35  5.68    99   26.44 10.09  6.15


NOTE: Due to the length of the information, the Table for Option 2 is available from the Service Center upon Your request.



BASIS OF COMPUTATION. The actuarial basis for Options 1, 2 and 3 in the Table of Income Options shall be the [Annuity 2000 Mortality Table, with an assumed net investment rate of 4.5%, and a 2% expense load. The values shown for Option 4 in the Table of Income Options are based on an assumed net investment rate of 3%, and a 2% expense load.] The interest rate used in the present value calculation referred to in Option 4 will be determined by the Company, but in no instance will it be greater than 1% higher than the rate used to calculate the initial payment. The Table of Income Options does not include any applicable tax. The benefits of this Contract will not vary due to expense and/or mortality results.

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